Exhibit 99.1

PRESS RELEASE

Flex to Divest Multek’s China Operations to Multi-Fineline

Electronix Inc. (“MFLEX”)

•                  Transaction expected to close in the third quarter of calendar year 2018

•                  Multek will continue operating with its existing name and location in Zhuhai, China

San Jose, CA, March 26, 2018 — Flex Ltd. (NASDAQ: FLEX) has entered into an agreement with Multi-Fineline Electronix Inc. (“MFLEX”), a wholly-owned subsidiary of Suzhou Dongshan Precision Manufacturing Co., Ltd (“DSBJ”), to divest the China-based operations of the Flex subsidiary, Multek.

According to the terms of the agreement, upon closing, MFLEX will acquire all of the equity interests in the non-US subsidiaries of Flex that operate the China-based business of Multek, for proceeds of approximately $273 million, net of cash. Multek will continue to operate with its current name and location in Zhuhai, China. The US-based Multek operation will remain a wholly owned Flex subsidiary.

Franck Lize, President of Multek, said, “Multek has built a strong reputation for its industry-leading capabilities that range from simple Low Layer Count rigid PCBs, to complex 46-Layer PCBs, High Density Interconnect (HDI) Flexible Printed Circuits, and Rigid-Flex PCBs. Today, we are pleased to embark on the next step in Multek’s evolution as we bring our talent and technology to DSBJ’s industry-leading businesses.”

Yonggang Yuan, Chairman of DSBJ said, “The acquisition of Multek is another step forward towards our ultimate goal of advancing DSBJ’s technological offerings and globalization of our company. We are excited about our recent achievements after the acquisition of MFLEX, and look forward to welcoming Multek to DSBJ’s family of companies. This strategic acquisition is expected to enhance our product offerings to our customers and is yet another step in solidifying DSBJ’s position as a global technology company.”

The transaction is expected to close in the third quarter of calendar year 2018 and is subject to customary closing conditions, including regulatory approvals.

About MFLEX and DSBJ

MFLEX is a global provider of high-quality, technologically advanced flexible printed circuits and assemblies to the consumer electronics industry with manufacturing facilities in Suzhou, China, and wholly owned by DSBJ. MFLEX targets its solutions within the consumer electronics market and, in particular, focuses on state of the art applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device.

Founded in 1998, Suzhou Dongshan Precision Manufacturing Co., Ltd. (DSBJ) is a global, advanced technology solution provider of antenna, filter, LED packaging, small pitch module displays, BLU, Touch Panel, LCM, and other technologically advanced electronics assemblies.

Current applications for DSBJ’s products include consumer, automotive, medical, and the semi-conductor industries. DSBJ is publicly traded on Shenzhen Stock Exchange since April 2010 and the stock code is 002384.

About Multek

Multek, a wholly owned subsidiary of Flex, is a leading value-add manufacturer of printed circuit board technologies offering a broad spectrum of PCB engineering and manufacturing expertise including high density interconnect, multilayer, flexible circuit and assembly solutions. Built upon a foundation of rapid response, technology leadership and high reliability solutions for PCB fabrication electronics design and manufacturing, Multek enables customers to take products to market quickly through early engineering, new product introduction and volume production through a full range of high-performance products and solutions. For more information, please visit www.multek.com.

About Flex
Flex is the Sketch-to-Scale™ solutions provider that designs and builds Intelligent Products for a Connected World™. With approximately 200,000 professionals across 30 countries, Flex provides innovative design, engineering, manufacturing, real-time supply chain insight and logistics services to companies of all sizes in various industries and end-markets. For more information, visit flex.com or follow us on Twitter @flexintl. Flex — Live Smarter™

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of U.S. securities laws including statements related to the expected benefits of the planned divestiture of the China-based operations of the Flex subsidiary, Multek. These forward-looking statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. These risks include the possibility that the divestiture may not be completed as planned or at all, difficulties or delays in obtaining regulatory approvals for the proposed transaction, and the possibility that the expected benefits from the planned divestiture may not be realized in a timely manner or at all, and the other risks as described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports on Forms 10-K and 10-Q that we file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release are based on current expectations and Flex assumes no obligation to update these forward-looking statements.

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Paul Brunato	Kevin Kessel
Media & Press	Investor Relations
1 (408) 576-7534	1 (408) 576-7985
paul.brunato@flex.com	kevin.kessel@flex.com